Exhibit 99.2

TERM SHEET

This Term Sheet, dated as of September 14, 2004, contains an outline of proposed terms in connection with the employment of Richard B. Marchese (“Marchese”) as interim Senior Vice President and Chief Financial Officer of Quality Distribution, Inc. (the “Company”).

Interim Chief Financial Officer

Title: Interim Senior Vice President and Chief Financial Officer of the Company (the “Interim CFO”)

Start Date: September 24, 2004 (the “CFO Start Date”).

Term: Marchese shall serve in the capacity of the Interim CFO from the CFO Start Date until the earliest to occur of (i) a permanent Senior Vice President and Chief Financial Officer is employed with the Company; (ii) the Board, in its sole discretion, terminates his employment; or (iii) his resignation, death or disability (the “CFO Term”).

Performance: During the CFO Term, Marchese shall be a full-time employee and shall devote his full working time and efforts, to the best of his ability, experience and talent, to performing the Interim CFO Duties (as defined below) and shall perform such duties during each business day at the corporate headquarters of the Company in Tampa, Florida, unless he is required to travel to perform such duties.

CFO Duties: The Interim CFO shall perform such financial, executive, managerial, administrative and professional duties as are normally associated with the positions of senior vice president and chief financial officer and are customarily performed by officers holding such titles at businesses similar to the Company, and shall perform such other duties as may be reasonably assigned to him by the Board or the Chief Executive Officer of the Company. The Interim CFO shall also perform such other duties as are set forth in the By-Laws of the Company.

Compensation: Marchese shall while Interim CFO receive no compensation in his capacity as a member of the Board or as a member of any Committee. The Company shall compensate Marchese for his services as Interim CFO as follows:

•	Salary — $250,000 per annum paid bi-weekly.

•	Stock Options - 25,000 option shares, with an exercise price equal to closing price of the Company’s common stock on the CFO Start Date. Such option shares shall vest in equal increments on a quarterly basis, commencing on the first quarter following the CFO Start Date, during the first three years following the Start Date so long as Marchese is an officer or a Director of the Company.

•	Expenses - The Company shall reimburse Marchese for reasonable, documented out-of-pocket expenses in connection with his serving in the capacity of Interim CFO or Director of the Company.

•	Indemnification – Marchese shall be indemnified by the Company to the full extent provided in the By-Laws in both his role as Interim CFO and in his role as a Director.

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This Term Sheet embodies the entire understanding between the parties and shall supersede all prior understandings and agreements with respect to the subject matter hereof. This Term Sheet shall be governed in accordance with the laws of the State of Florida.

If you are in agreement with the foregoing, please execute this Term Sheet below.

QUALITY DISTRIBUTION, INC.

/s/ Thomas L. Finkbiner
By:	Thomas L. Finkbiner
Title:	President, Chief Executive Officer and
Chairman of the Board

/s/ Richard B. Marchese
Richard B. Marchese